TREDEGAR REPORTS THIRD QUARTER 2020 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--11/9/2020--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third quarter financial results for the period ended September 30, 2020.
Third quarter 2020 net loss from continuing operations was $17.0 million ($0.51 per diluted share) compared to net income from continuing operations of $15.1 million ($0.45 per diluted share) in the third quarter of 2019.  Net income from ongoing operations, which excludes special items and discontinued operations, was $13.2 million ($0.39 per diluted share) in the third quarter of 2020 compared with $13.3 million ($0.40 per diluted share) in the third quarter of 2019. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2020 and 2019, is provided in Note (a) of the Notes to the Financial Tables in this press release.
On August 24, 2020, the Company entered into a definitive agreement to sell its Personal Care Films business ("Personal Care business"), which excludes the packaging film lines and related operations located at the Pottsville, Pennsylvania manufacturing site ("Pottsville Packaging"). The Company completed this divestiture at the end of October and received gross proceeds of $60.5 million. Net cash proceeds from the sale, after future deductions for transaction costs, purchase price adjustments and transition services after September 30, 2020, are estimated at $45 to $50 million. Net cash income tax costs or benefits relating to the transaction are expected to be negligible. All historical results for the Personal Care business have been presented as discontinued operations. The surface protection component of the PE Films segment now includes Pottsville Packaging.
Third Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $16.5 million was $0.1 million higher than the third quarter of 2019
•EBITDA from ongoing operations for PE Films of $6.0 million was $4.2 million lower than the third quarter of 2019
•EBITDA from ongoing operations for Flexible Packaging Films of $9.5 million was $5.2 million higher than the third quarter of 2019
John Steitz, Tredegar’s president and chief executive officer said, “Despite COVID-19-related lower volume, Bonnell Aluminum's EBITDA from ongoing operations during the third quarter was essentially flat with last year. It continues to outperform our expectations. The PE Films segment experienced a decline in profitability during the third quarter versus last year due to previously disclosed customer product transitions in the Surface Protection component that had been delayed. Our Surface Protection team has been making progress in generating sales from new products, applications and customers to help offset the expected future adverse impact of the transitions. Regarding Terphane, our flexible packaging films business, its performance has been a great story since 2017, but especially in 2020 with EBITDA from ongoing operations doubling in 2020 versus 2019."
Mr. Steitz continued, "We had strong cash flow during the third quarter with net cash in excess of debt as of September 30, 2020 of $28.0 million, up from $5.9 million as of June 30, 2020, which excludes the net cash proceeds expected from the sale of the Personal Care business of $45 to $50 million."
On a final note, Mr. Steitz commented, "I'd like to thank again all of our employees for their hard work and dedication during these unprecedented times."
THE IMPACT OF COVID-19
Essential Business and Employee Considerations
The Company’s priorities during the COVID-19 pandemic continue to be to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. The Company’s businesses have been deemed “essential services,” “critical manufacturers,” and “life sustaining industries” under applicable state or national stay-at-home orders and, therefore, remain operational. Within the limitations imposed by the health and safety procedures described below, the Company has continued to manufacture the full range of products at its facilities, including certain products that are components for end-uses that are essential, critical or life sustaining such as: (i) polyester-based materials for flexible food packaging, (ii) polyethylene-based film for packaging products, (iii) aluminum extrusion parts for hospital beds, FEMA tents, temporary hospital structures and medical equipment, (iv) materials for face shields, and (v) polyethylene-based films used to protect components of flat panel displays during manufacturing and transportation processes, which are instrumental to allowing employees to work from home.

The Company’s protocols to protect the health and well-being of its employees from COVID-19 continue to develop as COVID-19 informed work practices evolve and the Company responds to recommended and mandated actions of government and health authorities.
The Company has educated employees about COVID-19 symptoms and hygiene best practices. It has adopted COVID-19 related pay and sick leave policies that require employees to stay home if they feel ill or have been exposed to others with the illness, until they are released to return to work by our Human Resources team. The Company’s policies include taking an employee’s temperature before entering production facilities; answering self-screening questions related to potential exposure and COVID-19 symptoms; mandating handwashing; requiring social distancing, and requiring face coverings on production floors at all times, requiring face coverings in common areas and office settings where social distancing is difficult; streamlining onsite personnel to only those required for production and distribution; strongly encouraging and, where mandated, requiring remote work for all those who can work from home; and disinfecting facilities. In the U.S., the Company has educated employees on COVID-19-related government benefits.
In April 2020, the Company began providing a weekly dashboard to its Board of Directors highlighting the impacts of COVID-19 on its employees, businesses and financial condition.
As of November 4, the Company was aware that 202 of its employees have had confirmed cases of COVID-19 since the outbreak began, with no fatalities. 179 of those employees have returned to work. Additional employees have been absent or self-quarantined due to COVID-19. Bonnell Aluminum is experiencing higher than normal absenteeism and hiring difficulties which it attributes to COVID-19-related factors. Bonnell Aluminum continuously attempts to match its direct labor with demand and is facing difficulty hiring sufficient labor to meet desired shipment levels.
Financial Considerations

The 2020 annual plan for Bonnell Aluminum (pre-COVID-19) included sales volume of 201 million pounds and EBITDA from ongoing operations of $65 million, versus 2019 sales volume of 208 million pounds and EBITDA from ongoing operations of $65.7 million. Bonnell's current projections for 2020 include sales volume of 184 million pounds and EBITDA from ongoing operations of $51 million. The current projections reflect an improvement versus the previous projections which were communicated on August 6, 2020 and included sales volume of 170 million pounds and EBITDA from ongoing operations of $42 million.
Approximately 59% of Bonnell Aluminum’s net sales in 2019 were related to building and construction (“B&C”) markets (non-residential B&C of 51% and residential B&C of 8%). Much of the current sales volume associated with the B&C market is related to contracts that existed at the start of the COVID-19 pandemic. Once completed, the level of new contracts is uncertain. During the economic downturn from 2007 to 2009 (also known as “The Great Recession”), the Company estimates that the aluminum extrusion industry demand peak-to-trough fell approximately, 40% from 2006 to 2009, with sequential annual declines during this period of approximately 13%, 13% and 20%, respectively. The Company estimates that the average peak-to-trough decline in demand in past business cycles since 1982 for the aluminum extrusions industry is approximately 20%. Overall, the Company believes that volume results for Bonnell Aluminum in the third quarter and year-to-date have outperformed the industry, and performance to date during the COVID-19 environment has exceeded the Company's expectations. No significant issues have arisen to date on the collection of accounts receivable at Bonnell Aluminum.
Demand has remained strong under COVID-19 conditions for the Company’s flexible food packaging films produced by Terphane. The Surface Protection component of PE Films had record performance for EBITDA from ongoing operations in the second quarter and first half of 2020, but experienced a slowdown in the third quarter which it expects to continue for the fourth quarter of 2020, based on industry projections for products using flat panel displays and current customer inventory corrections. In addition, the Company estimates that a portion of the third quarter decline in volume for the Surface Protection business is related to a customer product transition previously disclosed (see the PE Films section of this report for further discussion). No significant issues have arisen to date on the collection of accounts receivable at Terphane or Surface Protection.
Tredegar’s defined benefit pension plan, which was frozen at the end of 2007, was underfunded on a GAAP basis by $100 million at December 31, 2019, comprised of investments at fair value of $218 million and a projected benefit obligation (“PBO”) of $318 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though the value of these amounts changes daily. The Company estimates COVID-19-related changes to the values of pension plan assets and liabilities (mainly an increase in liabilities from the adverse impact of applying a lower discount rate to estimate the projected benefit obligation) resulted in an increase in the underfunding from $100 million to $120 million at September 30, 2020.
Tredegar owns approximately 18% of kaleo, Inc. (“kaléo”), which makes and sells an epinephrine delivery device under the name AUVI-Q®. The Company accounts for its investment in kaléo on a fair value basis. The Company’s estimate of the fair value of its interest in kaléo at September 30, 2020 was $34.5 million ($30.3 million after taxes), which represents a decrease of $36.2 million ($28.2 million after taxes) and a decrease of $61.0 million ($47.7 million after taxes) since June 30, 2020 and December 31, 2019, respectively. The decline in estimated fair value during the first nine months of 2020 was primarily due to: (i) lower expectations for 2020 EBITDA and net cash flow associated with lower market demand for epinephrine delivery devices, resulting from COVID-19-related delays in in-person back-to-school schedules which significantly impacted kaléo’s peak back-to-school season, and social distancing guidelines which disrupted 2020 summer and after-school activities, (ii) pricing pressure, and (iii) a higher private company liquidity discount. kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $34.5 million estimated fair value reflected in the Company’s financial statements at September 30, 2020.
Tredegar had debt (all under its revolving credit agreement) of $7.0 million and cash of $35.0 million at September 30, 2020. Cash balances increased at the end of October as a result of the sale of the Personal Care business. The revolving credit agreement allows borrowings of up to $500 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x EBITDA, as defined under the revolving credit agreement for the trailing four quarters (“Credit EBITDA”). The Company had Credit EBITDA and a leverage ratio (calculated in the “Liquidity and Capital Resources” section of the Company’s Quarterly Report on the period ended September 30, 2020 ("Form 10-Q")) of $95.7 million and 0.07x, respectively, at September 30, 2020. The Company’s current stress testing under a COVID-19-driven recession indicates a low probability that a future leverage ratio will exceed 4.0x.
CONTINUING OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: B&C, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and distribution end-use products).
A summary of third quarter operating results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2020	2019		2020	2019
Sales volume (lbs)	48,859	51,404	(5.0)%	139,985	158,657	(11.8)%
Net sales	$115,621	$129,505	(10.7)%	$339,566	$405,310	(16.2)%
Ongoing operations:
EBITDA	$16,540	$16,464	0.5%	$41,496	$51,231	(19.0)%
Depreciation & amortization*	$(4,251)	$(4,317)	1.5%	$(12,632)	$(12,481)	(1.2)%
EBIT**	$12,289	$12,147	1.2%	$28,864	$38,750	(25.5)%
Capital expenditures	$1,784	$3,057		$4,713	$11,844
* Excludes pre-tax accelerated amortization of trade name of $2.5 million in the three and nine months ended September 30, 2019. See Note (g) of the Notes to the Financial Tables.
** See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.

Third Quarter 2020 Results vs. Third Quarter 2019 Results
Net sales (sales less freight) in the third quarter of 2020 decreased versus 2019 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the third quarter of 2020 decreased by 5.0% versus 2019. Sales volume in the specialty market, which represented approximately 32% of 2019 sales, experienced double-digit declines for the period. Sales volume in the automotive market, which represented approximately 9% of 2019 sales, was flat versus the third quarter of 2019. Non-residential B&C shipments increased 2.5% in the third quarter of 2020 versus the third quarter of 2019, but the Company expects a decline in its shipments for this end market, potentially beginning at the end of 2020, as a result of COVID-19-related reduced demand. However, overall the Company believes that volume results for Bonnell Aluminum in the third quarter of 2020 and year-to-date have outperformed the industry, and performance to date during the COVID-19 environment has exceeded the Company's expectations. See the “The Impact of COVID-19” section for more information on business conditions and projections.

EBITDA from ongoing operations in the third quarter of 2020 was relatively flat in comparison to the third quarter of 2019. Lower volumes ($2.4 million) and higher labor and employee-related costs ($0.4 million), were partially offset by higher pricing ($1.0 million) and lower freight costs ($0.5 million). In addition, the timing of the flow through under the first-in first-out ("FIFO") method of aluminum raw material costs previously acquired at lower prices in a quickly rising commodity pricing environment resulted in a benefit of $1.5 million in the third quarter of 2020 versus a charge of $0.3 million in the third quarter of 2019.
First Nine Months 2020 Results vs. First Nine Months 2019 Results
Net sales in the first nine months of 2020 decreased versus 2019 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the first nine months of 2020 decreased by 11.8% versus 2019, which the Company believes was mainly a result of COVID-19-related lower demand.
EBITDA from ongoing operations in the first nine months of 2020 decreased in comparison to the first nine months of 2019 due to lower volumes ($13.2 million) and higher labor and employee-related costs ($2.0 million), partially offset by higher pricing ($5.7 million) and lower freight ($1.0 million). In addition, inventories accounted for under the FIFO method resulted in a charge of $1.8 million in the first nine months of 2020 versus a charge of $0.9 million in the first nine months of 2019.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $11 million in 2020, including infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities ($2 million), and approximately $9 million required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2020. Amortization expense is projected to be $3 million in 2020.

PE Films
PE Films is composed of surface protection films, polyethylene overwrap films and films for other markets. All historical results for the Personal Care business have been presented as discontinued operations. The surface protection component of the PE Films segment now includes Pottsville Packaging. A summary of third quarter operating results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2020	2019		2020	2019
Sales volume (lbs)	9,556	11,132	(14.2)%	33,348	31,936	4.4%
Net sales	$26,440	$34,487	(23.3)%	$103,444	$99,313	4.2%
Ongoing operations:
EBITDA	$6,041	$10,257	(41.1)%	$33,928	$30,452	11.4%
Depreciation & amortization	$(1,785)	$(1,458)	(22.4)%	$(4,868)	$(4,380)	(11.1)%
EBIT*	$4,256	$8,799	(51.6)%	$29,060	$26,072	11.5%
Capital expenditures	$187	$3,623		$3,231	$5,575
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Third Quarter 2020 Results vs. Third Quarter 2019 Results
Net sales declined by $8.1 million in the third quarter of 2020 versus 2019 primarily due to previously disclosed customer product transitions in Surface Protection, inclusive of some cyclical customer inventory corrections ($6.8 million), and COVID-19-related factors in other product segments within PE Films ($1.3 million). The Company believes that the inventory corrections are related to a build-up by customers during the strong first half of 2020.
EBITDA from ongoing operations in the third quarter of 2020 decreased by $4.3 million versus the third quarter of 2019 primarily due to the customer product transitions in Surface Protection, inclusive of some inventory corrections ($4.4 million) and higher manufacturing operating costs and selling, general and administrative expenses ($0.5 million), partially offset by higher contribution from sales not impacted by the customer product transitions ($0.5 million).
Customer Product Transitions in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.

The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The Company believes that previously reported delays in this customer's transitions were recently resolved by the customer and much of the remaining transitions could occur by the end of 2021. Under this scenario, the Company estimates that the contribution to EBITDA from ongoing operations for PE Films could decline due to the remaining customer product transitions by $18 million in 2021 versus 2020 and $4 million in 2022 versus 2021. To offset the potential adverse impact, the Company is aggressively pursuing and making progress in generating contribution from sales from new surface protection products, applications and customers. Annual contribution to EBITDA from ongoing operations for PE Films on surface protection products unrelated to the customer product transitions has increased since 2018 by approximately $11 million.
First Nine Months 2020 Results vs. First Nine Months 2019 Results
Net sales increased by $4.1 million in the first nine months of 2020 versus 2019 due to higher sales of products unrelated to customer product transitions ($5.8 million), partially offset by lower sales associated with the customer product transitions that occurred during the third quarter of this year ($1.7 million).
EBITDA from ongoing operations in the first nine months of 2020 increased by $3.3 million versus the first nine months of 2019 primarily due to:
•A $1.9 million increase from Surface Protection, primarily due to sales of products unrelated to the customer product transitions ($3.7 million), partially offset by lower sales associated with the customer product transitions that occurred during the third quarter of this year ($1.3 million) and higher net manufacturing operating costs and selling, general and administrative expenses ($0.5 million); and
•A $1.2 million increase from Pottsville Packaging primarily related to higher sales volume and a $0.4 million favorable variance from other activities.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $8 million in 2020 including: $2 million to complete a scale-up line in Surface Protection to improve development and speed to market for new products, and $6 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2020. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of third quarter operating results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2020	2019		2020	2019
Sales volume (lbs)	30,115	27,920	7.9%	85,089	79,841	6.6%
Net sales	$35,856	$34,888	2.8%	$100,534	$101,950	(1.4)%
Ongoing operations:
EBITDA	$9,546	$4,394	117.3%	$22,594	$10,477	115.7%
Depreciation & amortization	$(443)	$(394)	(12.4)%	$(1,306)	$(1,101)	(18.6)%
EBIT*	$9,103	$4,000	127.6%	$21,288	$9,376	127.0%
Capital expenditures	$1,183	$2,698		$2,448	$5,692
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Third Quarter 2020 Results vs. Third Quarter 2019 Results
Net sales in the third quarter of 2020 increased 2.8% compared to the third quarter of 2019 primarily due to higher sales volume and favorable product mix, partially offset by lower selling prices from the pass-through of lower resin costs.
Terphane’s EBITDA from ongoing operations in the third quarter of 2020 increased by $5.1 million versus the third quarter of 2019 primarily due to:

•Lower raw material costs, net of lower selling prices ($0.9 million), higher sales volume ($0.9 million), favorable product mix ($1.0 million), and lower fixed ($1.2 million) and variable costs ($0.4 million);
•Net favorable foreign currency translation of Real-denominated operating costs ($0.6 million); and
•Foreign currency transaction gains of $0.5 million in 2020 versus gains of $0.3 million in 2019.
Terphane has experienced strong demand in all of its markets, including Brazil, North America and export markets, and especially in the U.S. for value-added products, driven by the need for safe packaged food and cleaning products during the COVID-19 environment. See the “The Impact of COVID-19” section for more information.
First Nine Months 2020 Results vs. First Nine Months 2019 Results
Net sales in the first nine months of 2020 decreased 1.4% compared to the first nine months of 2019 primarily due to lower selling prices from the pass-through of lower resin costs, partially offset by higher sales volume.
Terphane’s EBITDA from ongoing operations in the first nine months of 2020 increased by $12.1 million versus the first nine months of 2019 primarily due to:
•Lower raw material costs, net of lower selling prices ($5.6 million), higher sales volume ($2.2 million), favorable product mix ($1.8 million), lower fixed costs ($1.3 million), partially offset by higher variable costs ($1.1 million);
•Net favorable foreign currency translation of Real-denominated costs ($1.2 million);
•Foreign currency transaction gains of $0.2 million in the first nine months of 2020 versus transaction gains of $0.3 million in 2019; and
•A benefit of $1.2 million in the first three months of 2020 resulting from the favorable settlement of a dispute related to value-added taxes.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $5 million in 2020, including $1 million for new capacity for value-added products and productivity projects, and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $1 million in 2020. Amortization expense is projected to be $0.4 million in 2020.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $10.6 million in the first nine months of 2020, versus $7.2 million in the first nine months of 2019. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment table. Pension expense is projected to be $14 million in 2020, which is determined at the beginning of the year based on the funded status of the Company’s defined benefit pension plan and actuarial assumptions at that time. See the “The Impact of COVID-19” section for the Company’s estimate of the funded status of the pension plan at September 30, 2020. In addition to the higher pension expense in the first nine months of 2020 compared to 2019, corporate expenses, net, increased primarily due to higher professional fees ($2.1 million) related to business development activities, partially offset by lower employee-related insurance costs ($0.9 million).
Interest expense was $1.6 million in the first nine months of 2020 in comparison to $3.4 million in the first nine months of 2019, primarily due to lower average debt levels.
The effective tax rate used to compute income tax expense from continuing operations was 26.3% in the first nine months of 2020, compared to 15.5% in the first nine months of 2019. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 20.4% for the first nine months of 2020 versus 19.5% in 2019 (see also Note (f) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2020 and 2019 will be provided in the Form 10-Q.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of COVID-19. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the duration of "shelter in place" orders and the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company's business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company's customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our substantial international operations;
•political, economic, and regulatory factors concerning the Company's products;
•uncertain economic conditions in countries in which the Company does business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•a change in the amount of the Company's underfunded defined benefit pension plan liability;
•an increase in the operating costs incurred by the Company's business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruption to the Company's manufacturing facilities;
•the impact of public health epidemics on employees, production and the global economy, such as the coronavirus (COVID-19) currently impacting the global economy;
•an information technology system failure or breach;
•volatility and uncertainty of the valuation of the Company's investment in kaléo;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of rising trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended March 31, 2020. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2019 sales from continuing operations of $826 million. With approximately 2,500 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Sales	$184,370	$205,968	$562,766	$628,011
Other income (expense), net (c)(d)	(37,934)	4,272	(63,898)	28,508
	146,436	210,240	498,868	656,519

Cost of goods sold (c)	136,008	159,989	415,212	488,320
Freight	6,453	7,088	19,222	21,438
Selling, R&D and general expenses (c)	22,076	21,162	67,717	62,350
Amortization of intangibles	753	3,400	2,264	5,182
Pension and postretirement benefits	3,567	2,415	10,701	7,246
Interest expense	494	859	1,598	3,354
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	3	98	74	608
Goodwill impairment (e)	—	—	13,696	—
	169,354	195,011	530,484	588,498
Income (loss) from continuing operations before income taxes	(22,918)	15,229	(31,616)	68,021
Income tax expense (benefit)	(5,942)	177	(8,308)	10,550
Net income (loss) from continuing operations	(16,976)	15,052	(23,308)	57,471
Income (loss) from discontinued operations, net of tax	(48,237)	2,081	(53,031)	(6,076)
Net income (loss)	$(65,213)	$17,133	$(76,339)	$51,395

Earnings (loss) per share:
Basic:
Continuing operations	$(0.51)	$0.45	$(0.70)	$1.73
Discontinued operations	(1.44)	0.06	(1.59)	(0.18)
Basic earnings (loss) per share	$(1.95)	$0.51	$(2.29)	$1.55
Diluted:
Continuing operations	$(0.51)	$0.45	$(0.70)	$1.73
Discontinued operations	(1.44)	0.06	(1.59)	(0.18)
Diluted earnings (loss) per share	$(1.95)	$0.51	$(2.29)	$1.55

Shares used to compute earnings (loss) per share:
Basic	33,439	33,271	33,396	33,222
Diluted	33,439	33,285	33,396	33,230

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Sales
Aluminum Extrusions	$115,621	$129,505	$339,566	$405,310
PE Films	26,440	34,487	103,444	99,313
Flexible Packaging Films	35,856	34,888	100,534	101,950
Total net sales	177,917	198,880	543,544	606,573
Add back freight	6,453	7,088	19,222	21,438
Sales as shown in the Condensed Consolidated Statements of Income	$184,370	$205,968	$562,766	$628,011
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$16,540	$16,464	$41,496	$51,231
Depreciation & amortization	(4,251)	(4,317)	(12,632)	(12,481)
EBIT (b)	12,289	12,147	28,864	38,750
Plant shutdowns, asset impairments, restructurings and other (c)	(720)	(610)	(2,637)	(667)
Goodwill impairment (e)	—	—	(13,696)	—
Trade name accelerated amortization (g)	—	(2,510)	—	(2,510)
PE Films:
Ongoing operations:
EBITDA (b)	6,041	10,257	33,928	30,452
Depreciation & amortization	(1,785)	(1,458)	(4,868)	(4,380)
EBIT (b)	4,256	8,799	29,060	26,072
Plant shutdowns, asset impairments, restructurings and other (c)	(56)	(60)	(225)	(555)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	9,546	4,394	22,594	10,477
Depreciation & amortization	(443)	(394)	(1,306)	(1,101)
EBIT (b)	9,103	4,000	21,288	9,376
Plant shutdowns, asset impairments, restructurings and other (c)	(3)	—	(14)	—
Total	24,869	21,766	62,640	70,466
Interest income	11	11	43	25
Interest expense	494	859	1,598	3,354
Gain (loss) on investment in kaléo accounted for under fair value method (d)	(36,200)	4,300	(61,000)	28,482
Stock option-based compensation costs	518	791	1,786	2,060
Corporate expenses, net (c)	10,586	9,198	29,915	25,538
Income (loss) from continuing operations before income taxes	(22,918)	15,229	(31,616)	68,021
Income tax expense (benefit)	(5,942)	177	(8,308)	10,550
Net income (loss) from continuing operations	(16,976)	15,052	(23,308)	57,471
Net income (loss) from discontinued operations, net of tax	(48,237)	2,081	(53,031)	(6,076)
Net income (loss)	$(65,213)	$17,133	$(76,339)	$51,395

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash & cash equivalents	$35,022	$31,422
Accounts & other receivables, net	82,089	89,117
Income taxes recoverable	58	2,661
Inventories	63,543	64,205
Prepaid expenses & other	13,421	8,333
Current assets of discontinued operations	45,955	37,418
Total current assets	240,088	233,156
Property, plant & equipment, net	164,940	173,556
Right-of-use leased assets	16,965	18,492
Investment in kaléo (cost basis of $7,500)	34,500	95,500
Identifiable intangible assets, net	19,985	22,636
Goodwill	67,708	81,404
Deferred income taxes	19,761	12,435
Other assets	3,693	4,628
Non-current assets of discontinued operations	—	70,861
Total assets	$567,640	$712,668
Liabilities and Shareholders’ Equity
Accounts payable	$76,049	$87,296
Accrued expenses	44,582	39,465
Lease liability, short-term	2,705	2,427
Income taxes payable	2,296	—
Current liabilities of discontinued operations	21,333	23,280
Total current liabilities	146,965	152,468
Lease liability, long-term	15,583	17,338
Long-term debt	7,000	42,000
Pension and other postretirement benefit obligations, net	104,563	107,446
Deferred income taxes	—	11,019
Other non-current liabilities	4,220	5,297
Non-current liabilities of discontinued operations	—	351
Shareholders’ equity	289,309	376,749
Total liabilities and shareholders’ equity	$567,640	$712,668

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(76,339)	$51,395
Adjustments for noncash items:
Depreciation	23,218	22,572
Amortization of intangibles	2,264	5,182
Reduction of right-of-use lease asset	2,102	1,899
Goodwill impairment	13,696	—
Deferred income taxes	(19,492)	7,404
Accrued pension income and post-retirement benefits	10,701	7,246
(Gain) loss on investment accounted for under the fair value method	61,000	(10,900)
Held for sale impairment loss on divested assets	45,054	—
Net gain on sale of assets	—	(6,328)
Changes in assets and liabilities:
Accounts and other receivables	4,961	7,715
Inventories	(2,761)	6,625
Income taxes recoverable/payable	5,332	1,439
Prepaid expenses and other	(5,305)	14
Accounts payable and accrued expenses	(2,112)	(223)
Lease liability	(2,245)	(1,991)
Pension and postretirement benefit plan contributions	(2,254)	(6,692)
Other, net	8,506	966
Net cash provided by operating activities	66,326	86,323
Cash flows from investing activities:
Capital expenditures	(13,416)	(37,214)
Proceeds from the sale of assets and other	—	10,931
Net cash used in investing activities	(13,416)	(26,283)
Cash flows from financing activities:
Borrowings	25,000	53,000
Debt principal payments	(60,000)	(86,500)
Dividends paid	(12,048)	(11,322)
Debt financing costs	—	(1,817)
Repurchase of employee common stock for tax withholdings	(586)	(854)
Net cash used in financing activities	(47,634)	(47,493)
Effect of exchange rate changes on cash	(1,676)	(2,292)
Increase in cash and cash equivalents	3,600	10,255
Cash and cash equivalents at beginning of period	31,422	34,397
Cash and cash equivalents at end of period	$35,022	$44,652

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings per share as reported under GAAP. Net income and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and nine months ended September 30, 2020 and 2019 is shown below:

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) from continuing operations as reported under GAAP	$(17.0)	$15.1	$(23.3)	$57.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.1	0.1	0.5
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	28.2	(3.4)	47.7	(23.3)
Other	2.0	1.5	6.1	2.9
Goodwill impairment	—	—	10.5	—
Net income (loss) from ongoing operations	$13.2	$13.3	$41.1	$37.6

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$(0.51)	$0.45	$(0.70)	$1.73
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—	0.01
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	0.84	(0.10)	1.43	(0.71)
Other	0.06	0.05	0.17	0.09
Goodwill impairment	—	—	0.32	—
Earnings (loss) per share from ongoing operations (diluted)	$0.39	$0.40	$1.22	$1.12
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (f).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 11 in the Notes to Financial Statements in the Form 10-Q for the quarter ended September 30, 2020.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  EBIT is a widely understood and utilized metric that is meaningful to certain investors.  The Company believes that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and nine months ended September 30, 2020 and 2019 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
Losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[1]	$0.3	$0.2	$1.2	$0.9
COVID-19-related expenses[2]	0.5	0.4	1.4	1.1
Total for Aluminum Extrusions	$0.8	$0.6	$2.6	$2.0
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$—
Losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	—	—	0.2	0.1
Total for PE Films	$—	$—	$0.3	$0.1
Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; business development activities; and implementation of new accounting guidance[1]	$0.6	$0.4	$4.1	$3.2
Accelerated recognition of stock-based compensation expense[1]	—	—	0.1	0.1
Corporate costs associated with the divested Personal Care business[1]	1.1	0.9	1.1	0.9
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	0.1	0.1	0.3	0.2
U.S. tax on foreign branch income[3]	—	—	—	(0.6)
Total for Corporate	$1.8	$1.4	$5.6	$3.8
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended September 30, 2019		Nine Months Ended September 30, 2019
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Wind damage to roof of Elkhart, Indiana plant[2]	$0.3	$0.2	$0.3	$0.2
Environmental charges at Carthage, Tennessee plant[1]	0.3	0.2	0.3	0.3
Total for Aluminum Extrusions	$0.6	$0.4	$0.6	$0.5
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Write-off of films production line - Guangzhou, China facility	$—	$—	$0.4	$0.3
Other restructuring costs - severance	0.1	—	0.1	0.1
Total for PE Films	$0.1	$—	$0.5	$0.4
Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$1.5	$1.2	$3.3	$2.6
Tax adjustment - FIN 48 reserve reversal[3]	—	(2.0)	—	(2.0)
Total for Corporate	$1.5	$(0.8)	$3.3	$0.6
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.
(d) A loss on the Company’s investment in kaléo of $36.2 million and $61.0 million was recognized in the three and nine months ended September 30 2020, respectively, compared to a gain of $4.3 million and $28.5 million in the three and nine months ended September 30 2019, respectively. The first nine months of 2019 included a $17.6 million dividend that is reported in “Other income (expense), net” in the condensed consolidated statements of income.

(e) In the first quarter of 2020, the operations of Aluminum Extrusions’ Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) was expected to be severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, and to customers serving the building and construction and automotive markets. As a result, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA.

(f) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and nine months ended September 30, 2020 and 2019 are shown below in order to show the impact on the effective tax rate:

(in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2020	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$(22.9)	$(5.9)	$(17.0)	25.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	38.8	8.6	30.2
Net income (loss) from ongoing operations	$15.9	$2.7	$13.2	17.1%
Three Months Ended September 30, 2019
Net income (loss) from continuing operations reported under GAAP	$15.2	$0.1	$15.1	1.2%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	$—	0.1
(Gains) losses from sale of assets and other	0.4	2.3	(1.9)
Net income (loss) from ongoing operations	$15.7	$2.4	$13.3	15.3%
Nine Months Ended September 30, 2020
Net income (loss) from continuing operations reported under GAAP	$(31.6)	$(8.3)	$(23.3)	26.3%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	69.4	15.6	53.8
Goodwill impairment	13.7	3.2	10.5
Net income (loss) from ongoing operations	$51.6	$10.5	$41.1	20.4%
Nine Months Ended September 30, 2019
Net income (loss) from continuing operations reported under GAAP	$68.0	$10.5	$57.5	15.4%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	$0.1	0.5
(Gains) losses from sale of assets and other	(21.9)	(1.5)	(20.4)
Net income (loss) from ongoing operations	$46.7	$9.1	$37.6	19.5%

(g) On October 30, 2019, Bonnell Aluminum announced a rebranding initiative under which Bonnell and its subsidiaries, at that date, AACOA and Futura, would all operate under the Bonnell Aluminum brand. The usage of the AACOA and Futura trade names was discontinued at the end of 2019. In September 2019, management committed to implement the rebranding initiative. Prior to this commitment, the AACOA trade name had an indefinite useful life and a remaining net book value of $4.8 million, and the Futura trade name had an estimated remaining useful life of approximately 10.5 years and a remaining net book value of $5.4 million. As a result of the rebranding initiative, there was a change in estimate in the useful lives for both trade names to 4 months. The non-cash amounts amortized related to these trade names were as follows:

	Three Months Ended
($ in millions)	September 30, 2019	December 31, 2019
AACOA - accelerated	$1.2	$3.6
Futura - accelerated	1.3	3.9
Futura - ongoing[1]	0.1	0.1
Total amortization	$2.6	$7.6
1. Amortization based on original useful life.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com